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                                                                     EXHIBIT 21

                  Subsidiaries of American HealthChoice, Inc.


1.      AHC Chiropractic Clinics, Inc., a Texas corporation
2.      AHC Physicians Corporation, Inc., a Texas corporation
3.      Total Medical Diagnostics, Inc., a Delaware corporation
4.      Nationwide Sports and Injury, Inc., a Texas corporation
5.      United Chiropractic Clinics of Uptown, Inc., a Louisiana corporation
6.      New Orleans East Chiropractic Clinics, Inc., a Louisiana corporation
7.      AHC Clinic Management, L.L.C., a Texas limited liability company
8.      AHI Management, Inc., a Texas corporation
9.      Diagnostic Services, Inc., a Texas corporation
10.     Katy Sports Injury and Rehab, Incorporated, a Texas corporation
11. Pacific Chiropractic (San Pedro), Incorporated, d/b/a United Chiropractic Clinic, a Texas corporation
12.     Apple Chiropractic Clinic of Wurzbach, Incorporated, a Texas corporation
13.     Valley Family Health Center, L.L.C., a Texas limited liability company